Exhibit 23.1


                  CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Texfi Industries, Inc. for the registration of 924,000 shares of its common stock and to the incorporation by reference therein of our report dated December 9, 1996, except for Note 5 as to which the date is January 30, 1997, with respect to the consolidated financial statements and schedule of Texfi Industries, Inc. included in its Annual Report (Form 10-K) for the year ended November 1, 1996, filed with the Securities and Exchange Commission.


                                                        /s/ Ernst & Young LLP

Raleigh, North Carolina
July 3, 1997